As filed with the Securities and Exchange Commission on January 31, 2000
                                                        Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          ------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                         ----------------------------
                               CLICKACTION INC.
            (Exact name of registrant as specified in its charter)
        Delaware                                           77-0195362
(State of Incorporation)                   (I.R.S. Employer Identification No.)
                           2197 EAST BAYSHORE ROAD
                            PALO ALTO, CA  94303
                               (650) 473-3600
   (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                               --------------

                              GREGORY W. SLAYTON
                               CLICKACTION INC.
                           2197 EAST BAYSHORE ROAD
                            PALO ALTO, CA  94303
                               (650) 473-3600
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               --------------

                                 Copies to:

                             JAMES C. KITCH, ESQ.
                             COOLEY GODWARD LLP
                            FIVE PALO ALTO SQUARE
                             3000 EL CAMINO REAL
                            PALO ALTO, CA 94306
                               (650) 843-5000


       Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

Title of
Class of                    Proposed Maximum  Proposed Maximum
Securities to  Amount to be  Offering Price  Aggregate Offering      Amount of
be Registered   Registered   per Share (1)       Price (1)      Registration Fee
-------------  ------------ ---------------- ------------------ ----------------
Common stock,     363,402     $29.062        $10,561,188.92     $2,788.15
$.001 par
value
-------------  ------------ ---------------- ------------------ ----------------

(1)	Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common stock on the Nasdaq National Market on January 25, 2000.
===============================================================================

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED JANUARY 31, 2000

                                  PROSPECTUS

                                 363,402 SHARES

                                CLICKACTION INC.
                                 COMMON STOCK
                  OFFERED BY CERTAIN SELLING STOCKHOLDERS


The Selling Stockholders:  The selling stockholders identified in this prospectus are selling 363,402 shares of our common stock. All of these shares of common stock were issued to the selling stockholders by us in connection with our acquisition of MarketHome.

                           We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Offering Price:            The selling stockholders may sell the shares of
                           common stock described in this prospectus in a number of different ways and at varying prices.
                           We provide more information about how the selling shareholders may sell their shares in the section titled "Plan of Distribution" on page 11.

Trading Market:            Our common stock is listed on the Nasdaq National
                           Market under the symbol "CLAC." On January 25, 2000, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $29.00.

Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 31, 2000

[FN] The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS
                                                                         PAGE
PROSPECTUS SUMMARY                                                         1
RISK FACTORS                                                               1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                          9
WHERE YOU CAN GET MORE INFORMATION                                         9
USE OF PROCEEDS                                                            9
SELLING STOCKHOLDERS                                                      10
PLAN OF DISTRIBUTION                                                      11
LEGAL MATTERS                                                             11
EXPERTS                                                                   11
INDEX TO CONSOLIDATED FINANCIAL STATMENTS                                F-1

  Our web site address is www.clickaction.com. Information contained in our web site is not a part of this prospectus

********************************************************************************

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                             PROSPECTUS SUMMARY

  The following is a short summary of our business. You should carefully read the "Risk Factors" section of this prospectus and our Annual Report on Form 10-KSB for the year ended December 31, 1998 for more information on our business and the risks involved in investing in our stock. In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. Our actual results could differ materially from our expectations. Factors that could cause or contribute to such differences are discussed in "Risk Factors" below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report.

  ClickAction designs, markets, and supports a family of leading task-specific software applications, annuity-based products and internet services for small businesses, including home-based businesses. In August 1999, ClickAction acquired Market Home, an Internet e-mail marketing campaign management company, and started to shift our focus to web-based email marketing products and services. Headquartered in Palo Alto, California, we were founded in 1986 and completed our initial public offering in June 1995. We changed our name from MySoftware Company to ClickAction Inc. in September 1999.

  We are a Delaware corporation. Our principal offices are located at 2197 East Bayshore Road, Palo Alto, CA 94303, and our telephone number is
(650) 473-3600. In this prospectus, "ClickAction," "we" and "our" refer to ClickAction Inc. unless the context otherwise requires.

                                 RISK FACTORS

  You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

WE COMPETE IN AN EMERGING MARKET AND WE DO NOT KNOW IF OUR EXISTING OR FUTURE PRODUCTS AND SERVICES WILL BE ACCEPTED

  Our success depends on the market acceptance of our new and existing products and services. The majority of our current revenues derive from the sale of task-specific software applications for small businesses through the retail channel. The emergence of the Internet and on-line e-commerce makes it difficult to predict with any assurance the future size of this market. Our focus on a small number of core products heightens exposure to market development and product acceptance risks. In addition, there also can be no assurance that our existing products will achieve broad-based market acceptance, that sales of such products will continue at historical rates or that we will introduce new products that achieve significant market acceptance in the future.

  Our success increasingly depends upon our ability to secure arrangements with OEM partners that distribute our products and services as well as provide us other strategic benefits. These relationships allow us to generate additional revenues, expand our target market for our products and services, and build awareness of the ClickAction and MySoftware brands. The market for these relationships is highly competitive, and there can be no assurance that we will be successful in sustaining existing relationships or creating new relationships in the future.

  Our strategy of transitioning ClickAction to an e-mail marketing campaign management company is very risky and untested due to the limited operating history of the management team and the emerging nature of the emarketing industry. The Internet market is highly competitive with many well-funded companies and this service is relatively new to most of our clients.
There is no assurance that we can successfully execute our plan of continuously developing new technology ahead of our competitors, retaining our existing enterprise clients, or acquiring new clients.

OUR SUCCESS DEPENDS ON OUR TIMELY DEVELOPMENT OF NEW PRODUCTS AND SEVICES

  We believe that our future success depends in large part upon our ability to keep pace with competitive offerings, to adapt to new operating systems, hardware platforms, media, and industry standards, and to provide additional functionality by enhancing our existing products and services and introducing new products and services on a timely basis. If we are unable to develop such products or services in a timely manner due to resource constraints or technological or other reasons, this inability could have a material adverse effect on our business. Failure to develop and introduce new products and services in a timely fashion could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON POSTAL REGULATIONS AND AVAILABILITY OF POSTAL
INFORMATION

  Our line of mailing products, which in the aggregate accounted for 15% of our net revenues in 1998, have been developed based on current Postal Service regulations. Changes in Postal Service regulations, which historically have occurred frequently, could necessitate updating these products or could eliminate or reduce the usefulness of these products, which could adversely affect our operating results. We license from an independent third-party, address information and certain software code embodied in the MyDeluxeMailList and AddressChecker products that perform address correction, add ZIP+4 Codes and supply delivery point bar codes. There can be no assurance that we will be able to maintain or renew our relationship with this third party or that the code and information we license will be error free or perform to our specifications or in accordance with Postal Service regulations. Significant changes in Postal Service regulations or the inability to maintain or renew our relations with the independent party on acceptable terms or at all could have a material adverse effect on our business and prospects. We must also obtain Postal Service certification on a bi-monthly basis in order to be able to supply MyDeluxeMailList and AddressChecker users with CD-ROM updates in a timely manner. There can be no assurance that we will be able to continue to secure such certification on a timely basis, if at all, and the failure to do so could have a material adverse effect on our business.

FLUCTUATIONS IN OPERATING RESULTS MAY AFFECT OUR BUSINESS

  We have historically experienced, and may continue to experience, significant fluctuations in the operating results of our desktop software products due to a variety of factors. These factors include:

  * the size and rate of growth of the market for task-specific applications for small businesses and of the software market in general;

  * the timing and number of product enhancements and new product and services introductions by us and our competitors;

  * the timing and delivery of partnership arrangements;

  * product returns;

  * changes in pricing policies by us and our competitors;

  * accuracy of retailers' forecasts of consumer demand;

  * timing of the receipt of orders from major retailer and distributor customers;

  * cancellations or terminations by retail or distributor accounts;

  * shelf space reductions; and

  * delays in shipment.

We believe that revenue fluctuations with respect to our new email marketing services will follow the revenue fluctuations of the traditional direct marketing industry. However, our management has limited operating history and is not able to predict the effects of these fluctuations on our quarterly operating results. Furthermore, a significant portion of our operating expenses are relatively fixed, and planned expenditures are based, in part, on expectations with regard to future sales. As a result, if net revenues do not meet our expectations in any given quarter, operating results may be materially adversely affected. In response to competitive pressure, we may also take certain pricing or marketing actions that could have a material adverse effect on our business. There can be no assurance that we will achieve consistent profitability on a quarterly or annual basis.

WE EXPECT TO INCUR SIGNIFICANT FUTURE OPERATING LOSSES AS A RESULT OF OUR STRATEGIC TRANSITION

Following the MarketHome acquisition in August 1999, we began to shift our strategic focus to web-based email marketing products and services. We intend to invest in the development, sales and marketing of such e-marketing web-based products and services. Due to the such shift in strategy and investment in the web-based products and services, our management is anticipating operating losses in the near future. Our management does not have past experience in email marketing. There is no assurance that we can grow the email marketing revenues as planned or that we will achieve profitability in the future. In addition, we expect that our development, sales and marketing, system and administrative expenses will increase significantly in the future. Failure to increase our revenues to achieve or sustain profitability in the future could have a material adverse effect on our business and operations.

As a result of our recent acquisition and our investment in the new web-based products and services, we have experienced negative cash flows from operations in fiscal year 1999. We are currently in the process of evaluating various financing options and our overall financing strategy. The failure to establish a solid financing strategy could adversely affect the execution of our new strategy and could have a material adverse effect on our operations.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

  The market for our products and services is intensely competitive, and is characterized by pressure to:

  * increase marketing and promotional activities;

  * incorporate new features;

  * release new product versions; and

  * reduce prices.

Our desktop products compete with the task-specific products sold by several other companies of varying size and financial and marketing strength, including:

  * Avery's labeling software;

  * Intuit's invoicing and estimating software; and

  * Mattel's business card, labeling and marketing material software.

  Our desktop products also compete with general purpose programs, such as word processing, database and desktop publishing products from major software companies, including Adobe, Lotus, Microsoft, and Corel. We believe that we would face increased competition from such general purpose programs if such programs were designed for greater ease-of-use of task-specific functions. There can be no assurance that we will have the resources required to respond to market or technological changes or to compete successfully in the future. In addition, increasing competition in the small business software market may cause prices to fall, which could adversely affect our business and financial performance.

  Our prospecting web services compete with the similar services provided by some large data providers, such as InfoUSA, iMarketinc, I-Rent-America, and Dun & Bradstreet. We believe that we will face increased competition from similar web services provided by other data companies like Acxiom, First Data and Experian. We started offering our prospecting web services in December 1998 and expect to see increased competition from other larger data companies in the very near future. There can be no assurance that we will have the resources required to successfully drive traffic to our prospecting web site or to convert such web site traffic into revenues.

  We have experienced and expect to continue to face intense competition in the email marketing campaign services. The current competitors include but are not limited to: Digital Impact, MessageMedia, Kana Communications, Exactis.com, Media Synergy and Responsys.com, as well as in-house information technology departments of existing and prospective clients. Potentially, we may compete in the future with Internet service providers, advertising and direct marketing agencies and other large established companies like Double Click, America Online, Microsoft and Yahoo!. Many of the companies with which we currently compete, or may compete in the future, have greater financial, technical, marketing, sales, and customer support resources, as well as greater name recognition and access to customers than we do. These potential competitors may also choose to enter the market by acquiring one of the existing competitors or by forming strategic alliances with these competitors, which could adversely affect our ability to compete.

OUR SUCCESS DEPENDS ON LIMITED DISTRIBUTION AND RETAIL CHANNELS FOR DESKTOP SOFTWARE

  Sales to a limited number of distributors and retailers have constituted, and are anticipated to continue to constitute, a significant share of our net revenues from desktop software. Some distributors control access to shelf space of certain retailers, and termination of our relationship with a particular distributor may prevent us from obtaining shelf space in some retail outlets. There can be no assurance that such retailers will continue to purchase our products or provide our products with high quality and adequate levels of shelf space and promotional support. We have nonexclusive arrangements with our distributors and retailers which generally do not require minimum purchases of our products and which may be terminated at any time. In addition, other types of retail outlets and methods of product distribution may become important in the future, such as the Internet, online services, and other electronic distribution services. Our success with the desktop software will depend, in part, upon our ability to maintain access to existing channels of distribution and gain access to new channels if and when they develop.

OUR SUCCESS DEPENDS ON THE INTERNET

  The success of our new emarketing strategy and Internet services may rely on the demand for such new evolving services. Our email marketing services are very different from the traditional direct marketing methods that many of our clients have used. Demand for our email marketing services may not materialize because:

  * businesses may not adopt the email marketing strategy and method due to their substantial investment and resources in their traditional and established marketing methods;

  * consumers may not accept email emarketing messages;

  * the consumer confusion between permission-based email services and unsolicited commercial email may influence businesses not to use emarketing services as a marketing tool;

  * The effectiveness of email marketing campaign may diminish significantly if the volume of email direct marketing saturates consumers.

The failure to grow our email marketing services could result in lower revenues and could have a material adverse effect on our financial position.

OUR SUCCESS DEPENDS ON SALES TO A LIMITED NUMBER OF RETAILERS AND DISTRIBUTORS AND OUR ABILITY TO COLLECT RECEIVABLES

  We sell our desktop products principally to a limited number of major retailers and to distributors for resale to retailers. Such sales have constituted, and may continue to constitute, a majority of our net revenues. In 1998, one distributor accounted for 37% of net revenues, and one retailer accounted for 15% of net revenues. None of our distributors or retailers has a minimum purchase obligation. The loss of, or significant reduction in, sales volume attributable to any of our principal distributors or retail accounts could materially and adversely affect our business. In addition, a majority of our software sales are made through retailers. We could be adversely affected if an alternative channel for distribution of software were to become a major vehicle for distributing software.

  Our sales are made on credit terms, and we do not hold collateral to secure payment. Although we currently maintain accounts receivable insurance that covers a portion of its accounts, there can be no assurance that we will be able to maintain or increase such insurance on acceptable terms or at all. The inability to collect any significant receivable in a timely manner could adversely affect our financial results.

OUR BUSINESS COULD SUFFER IF THERE ARE SIGNIFICANT PRODUCT RETURNS

  We have various stock balancing terms with distributors and retailers that allow distributors and retailers certain rights to return our desktop products. There can be no assurance that retailers and distributors will not seek and obtain additional return and credit rights. We also provide end-users with a 30-day money-back guarantee. Accordingly, we are exposed to the risk of product returns from retailers and distributors, particularly during times of product transition. In addition, promotional or other activities of competitors could cause returns to increase sharply at any time. We establish allowances based on estimated future returns of products, taking into account promotional activities, the timing of new product introductions, distributor and retailer inventories of our products, and other factors. Product returns that exceed our allowances could adversely affect our operating results and financial condition.

OUR BUSINESS DEPENDS ON EXTERNAL CODING CONTRACTORS AND LICENSORS

  We generally develop internally the specifications for both new products and updates of our existing products. From time to time, we also license third-party products that are complementary to our core product line strategy. In addition to our own development team, we also use an independent firm to help the coding on our email marketing system. While we generally own the code that is developed by these firms, the base code used in developing our brochures and business cards products is owned by the third-party coder.
With respect to these products, we hold an irrevocable, non-exclusive license to copy and distribute the executable code complied form the base code and to make limited modifications. Although the agreements with these firms contain various protective terms, there can be no assurance that such provisions will effectively protect our interests or that third-party coders will not develop or market products that compete with our products or services. As independent coders are in high demand, there can be no assurance that independent coders, including those who have developed products for us in the past, will be available to provide coding services to us in the future. There can be no assurance that we will be able to obtain or renew such coding or licensing agreements on favorable terms, or at all.

  We are highly dependent on technologies we license from companies like Oracle and others which enable us to send email through the Internet and allow us to offer a variety of data base management and targeted marketing capabilities. The emarketing is rapidly evolving, we may need to license additional technologies to remain competitive. There is no assurance that we may be able to license these technologies on commercially reasonable terms or at all. The failure to license such technologies could adversely affect our business and operations.

OUR BUSINESS DEPENDS ON THIRD-PARTY SERVICE PROVIDERS, SUPPLIES AND FACILITIES

  For our desktop products, we rely on external service providers to perform most of our customer technical support and product assembly functions. One independent firm provides substantially all customer technical support for our software products. Our agreement with this firm is terminable on 60 days notice by either party. This contractor also provides services to several larger companies, and there can be no assurance that demands from such companies or other factors will not result in termination by such contractor of our relationship. The unavailability of such firm to perform customer technical support for us would result in significant disruption to our operations, could lead to customer dissatisfaction and could have a material adverse effect on our business and operations. We rely on two printers for packaging and two assembly houses to assemble and package our products and have only limited sources for some of our supplies. We do not have contracts with such assembly houses or suppliers. All of our inventory of packaging components is maintained at third-party facilities. Our ability to assemble and package our products depends on continued relationships with these third parties. The failure of such third-party vendors to continue to provide supplies and services to us on a timely basis could adversely affect our business.

  Our email marketing data center and hardware system, which is critical to our email campaign management operations, is located at facilities provided by a third party. Our operations rely on the third party's ability to protect our data center and hardware system from damage or interruption caused by human error, computer viruses, sabotage, break-ins, intentional acts and other similar incidents.
There is no assurance that this third party is able to adequately protect our data center and hardware system or prevent interruptions of delivering our email campaign services. Failure to maintain and protect our data center and hardware system will have a material adverse effect on our business and we may lose our clients. Furthermore, our data center and hardware system are vulnerable to damage caused by natural disaster like earthquakes, flood, fire, power loss, telecommunication failures, and other similar events. There is no assurance that we can execute a timely repair from the damage caused by any of these events so that clients' email campaign will not be interrupted. Failure to provide the uninterrupted email services under this circumstance may have a material adverse effect on our business and may cause us to lose clients. Finally, there is no assurance that we are able to safeguard the data confidential information in our data center and prevent unauthorized individuals from gaining access to this data center. Failure to prevent unauthorized access to our servers could cause misappropriation of confidential customer information and could have a material adverse effect on our reputation and business.

OUR BUSINESS COULD SUFFER AS A RESULT OF OUR CLIENTS' EMARKETING ACTIVITIES

  To the extent that our clients' promotion of their products and services are not compliant with Federal, state and local laws, we may be exposed to liability under such laws. In addition, our email marketing services involve the transmission of information designed by our clients through Internet. There is no assurance that we may not be exposed to the transmission of any offensive or negative messages, harmful applications, unauthorized reproduction of copyrighted material, inaccurate information or computer viruses to end-users in the transmission process. Failure to prevent transmitting any kind of this data or information could expose us to major legal claims and liability and could have a material adverse effect on our reputation and business.

WE ARE AT RISK OF UNCERTAINITIES AND CHANGES OF THE LAW AND REGULATIONS IN EMARKETING

  Several states have passed legislation to restrict the sending of unsolicited commercial email. The federal government and several other states are considering, or have considered, adopting similar legislation. Presently, we have been sending out the permission, opt-in emails only. However, due to the increasing use of the Internet and emarketing promotion, it is likely that additional laws and regulations may be enacted to cover additional issues including copyrights, content, privacy and consumer protection. There is no assurance that the adoption of any additional laws or regulations may not affect the growth of our emarketing business and operations or that such adoption may not have a material adverse effect on our financial results.

OUR SUCCESS DEPENDS ON KEY PERSONNEL

  Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized skills is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. In addition, there can be no assurance that our employees will not leave or, after leaving, compete against us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our performance.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH AND IMPLEMENT OUR NEW STRATEGY

  We have experienced periods of growth that have placed, and could continue to place, a significant strain on our financial, management, and other resources. We may attempt to hire additional key personnel in high level management positions in the future.
Our ability to manage growth and execute our new strategy into the email marketing business effectively will require us to continue to improve our operations and financial management information systems, and to attract, train, motivate, manage, and retain key employees. If our management is unable to manage growth or execute our emarketing strategy effectively, our business operations could be adversely affected.

  The success of our emarketing strategy relies on our ability to provide satisfactory services to our clients and keep pace with their demands.
There is no assurance that we are able to add client services personnel to enhance our services. Failure to meet our clients' demands for the emarketing services will have a material adverse effect on our business. In addition, the success of our emarketing strategy also depends on our ability to successfully deliver emails over the Internet through Internet service providers and recipients in major corporations. There is no assurance that our email delivery will not be blocked or our email delivery technology will be compatible with the technologies of the Internet service providers. The failure to successfully deliver the email messages for our clients may cause our clients to discontinue their use of our email campaign services and will have a material adverse effect on our emarketing strategy and business.

OUR LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY AFFECT OUR BUSINESS

  We rely primarily on a combination of trademarks, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We do not include in our products any mechanism to prevent or inhibit unauthorized copying. Unauthorized copying occurs within the software industry, and if a significant amount of unauthorized copying of our products were to occur, our business could be adversely affected. In addition, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products. Use of third-party coders or publishing of licensed products may increase the risk of infringement. In the event that our third-party coders or licensors were to use infringing code in our products, we could be required to pay damages or be subject to an injunction to prevent us from shipping our products. The third-party coders' liability to us for any infringement of copyrights, trade secrets, or patents is contractually limited to amounts received from us. Although we have not been the target of any actual, pending, or threatened intellectual property litigation, there has been substantial litigation regarding copyright, trademark, and other intellectual property rights in our industry. Any such claims or litigation, with or without merit, could be costly and a diversion of management's attention, which could have a material adverse effect on our business and prospects. Adverse determinations in such claims or litigation could also have a material adverse effect our business.

WE ARE AT RISK OF YEAR 2000 ISSUES

  As of January 21, 2000, we had not experienced any Year 2000-related disruption in the operation of our systems. Although most Year 2000 problems should have become evident on January 1, 2000, additional Year 2000-related problems may become evident only after that day.

WE ARE AT RISK OF POTENTIAL STOCK PRICE VOLATILITY

  We believe factors such as the following may cause the market price of our common stock to fluctuate, perhaps substantially:

  * quarterly fluctuations in our revenues or results of operations;

  * general conditions in the computer hardware, software and Internet industries;

  * announcements of new products and services by us or by or competitors; and

  * announcements of alliance or partnership by us or by our competitors.

In addition, in recent years the stock market in general, and the prices of the stocks of technology companies in particular, has experienced large price fluctuations, sometimes without regard to the fundamentals of the particular company. These broad market and industry fluctuations may adversely affect the market price of our common stock.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

  Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, we are subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of ClickAction. Certain other provisions of our certificate of incorporation may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, in June 1998 our board of directors adopted a share purchase rights plan, or poison pill. This poison pill could have the effect of discouraging, delaying or preventing an acquisition of ClickAction.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.
These factors include, among others, those listed under "risk factors" and in the documents incorporated by reference.

  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes, " "estimates," "predicts," "potential," "or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                      WHERE YOU CAN GET MORE INFORMATION

  We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

  The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

* Annual Report on Form 10-KSB for the year ended December 31, 1998;

* Proxy Statement for the annual meeting of stockholders held on May 19, 1999;

* Current Report on Form 8-K filed September 21, 1999; and

* The description of the common stock contained in ClickAction's Registration Statement on Form S-1, as filed on June 6, 1995 with the SEC under the Securities Exchange Act of 1934.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                ClickAction Inc.
                2197 East Bayshore Road
                Palo Alto, CA  94303
                (650) 473-3600

  This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

                           USE OF PROCEEDS

  We will not receive any proceeds from the sale of common stock by the selling shareholders in the offering.

                            SELLING STOCKHOLDERS

  In connection with our acquisition of MarketHome, we sold to the selling stockholders common stock and agreed to register the common stock to those selling stockholders for resale. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

  The following table sets forth certain information regarding the beneficial ownership of the common stock, as of December 15, 1999, by each of the selling stockholders.

  The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with ClickAction. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of December 15, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. Applicable percentages are based on 5,309,559 shares outstanding on December 15, 1999 adjusted as required by rules promulgated by the SEC.

                          Shares Beneficially Owned
                              Prior to Offering

                                    Shares
Selling Stockholder                 Owned       Percent    Shares Being Offered
-----------------------------       --------    ---------  --------------------
Jim Williams                         218,100      4.1%       109,050
Gregory Slyaton (1)                  217,057      3.9%         4,434
Interactive Minds Ventures LP        135,244      2.8%        67,622
Love Captial Partners, L.P.           98,295      1.9%        49,148
Trilogy Limited, L.P.                 78,335      1.5%        39,168
David Hehman                          64,909      1.2%        32,455
Slayton Capital                       28,982        *         14,491
Robertson Stephens Premium
  Partners L.P.                       23,556        *         11,778
Peterson Ventures I, LLC              21,062        *         10,531
Robertson Stephens Emerging
  Growth Partners L.P.                18,569        *          9,284
Bozena and Serge Ivashenko            13,143        *          6,572
Howard Love (2)                        8,870        *          4,435
Stuart Knowles and Ann Knowles         8,869        *          4,434

(1) Includes 208,188 shares exercisable within 60 days from Decembe 15, 1999.
(2) Includes 2,916 shares exercisable within 60 days from Decemeber 15, 1999.

                                    10

                            PLAN OF DISTRIBUTION

  The shares of common stock offered by the selling stockholders or by their pledgees, transferees, or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

  The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

  In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  In connection with our acquisition of MarketHome, we have agreed to register the selling stockholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $52,556.15. The agreements related to the above referenced acquisition provide for cross-indemnification of the selling stockholders and ClickAction to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                                 LEGAL MATTERS

  The validity of the issuance of the common stock offered hereby will be passed upon for ClickAction by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of ClickAction Inc.(formerly known as MySoftware Company) and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998 have been included in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The financial statements included in this section are as follows:

                                                          Sequentially
                                                          Numbered
Financial Statement Description                           Page
-------------------------------                           ------------
Independent Auditors' Report                              F-2

Consolidated Balance Sheets                               F-3
December 31, 1998 and 1997

Consolidated Statements of Operations                     F-4
Years Ended December 31, 1998, 1997 and 1996

Consolidated Statements of Stockholders' Equity           F-5
Years Ended December 31, 1998, 1997 and 1996

Consolidated Statements of Cash Flows                     F-6
Years Ended December 31, 1998, 1997, and 1996

Notes to Financial Statements                             F-7

                       Independent Auditors' Report

The Board of Directors and Stockholders
ClickAction Inc. and subsidiary:

We have audited the accompanying consolidated balance sheets of ClickAction Inc. (formerly known as MySoftware Company). and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClickAction Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             /s/KPMG LLP
                                            --------------

Mountain View, California
January 31, 2000

                              ClickAction Inc. and Subsidiary
                                Consolidated Balance Sheets

                                                           December 31,
                                                      ---------------------
                                                       1998         1997
                                                      -----------   ----------

Assets
  Current assets:
    Cash and cash equivalents                         $ 5,440,445  $ 5,035,828
    Accounts receivable, net                            3,361,373    1,031,286
    Inventories                                           265,605      620,781
    Other current assets                                  132,523    1,019,089
                                                      -----------  -----------
      Total current assets                              9,199,946    7,706,984

  Property and equipment, net                             217,360      278,287
  Other assets                                            619,265      674,131
                                                      -----------  -----------
      Total assets                                    $10,036,571  $ 8,659,402
                                                      ===========  ===========

Liabilities and Stockholders' Equity
  Current liabilities:
    Accounts payable                                  $ 1,126,587  $   852,737
    Accrued compensation                                  459,663      464,379
    Other accrued liabilities                           2,189,320    2,656,621
    Deferred revenue                                      599,006         ----
                                                      -----------  -----------
      Total current liabilities                         4,374,576    3,973,737

  Stockholders' equity:
    Preferred stock: $0.001 par value; 2,132,399
     shares authorized; 132,399 and none issued and
     outstanding, respectively                                132         ----
    Common stock: $0.001 par value; 20,000,000
     shares authorized; 4,741,959 and 4,453,966
     shares issued and outstanding, respectively            4,742        4,454
    Deferred compensation                                (249,375)        ----
    Additional paid-in capital                          9,573,778    8,568,393
    Accumulated deficit                                (3,667,282)  (3,887,182)
                                                      ------------  -----------
      Total stockholders' equity                        5,661,995    4,685,665
                                                      ------------  -----------
      Total liabilities and stockholders' equity      $10,036,571  $ 8,659,402
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.


                             ClickAction Inc. and Subsidiary
                          Consolidated Statements of Operations

                                                 Years Ended December 31,
                                          ------------------------------------
                                             1998         1997       1996
                                          -----------  ----------- -----------
Net revenues                              $15,044,637  $12,353,090 $12,872,575
Cost of revenues                            4,200,746    5,737,570   3,951,241
                                          -----------  ----------- -----------
  Gross profit                             10,843,891    6,615,520   8,921,334
                                          -----------  ----------- -----------
Operating expenses:
  Product development                       1,997,355    2,221,712   1,988,881
  Sales and marketing                       6,149,935    6,356,201   6,270,939
  General and administrative                2,678,934    2,190,461   1,831,183
  Restructuring charge                          -----      193,000        ----
  Write-off of acquired technology              -----         ----     255,000
                                          -----------  ----------- -----------
    Total operating expenses               10,826,224   10,961,374  10,346,003
                                          -----------  ----------- -----------
    Operating income (loss)                    17,667   (4,345,854) (1,424,669)
Interest income, net                          238,860      309,240     397,586
                                          -----------  ----------- -----------
    Income (loss) before taxes                256,527   (4,036,614) (1,027,083)

Income tax expense (benefit)                   36,627        ----     ( 72,000)
                                          -----------  ----------- -----------
    Net income (loss)                     $   219,900  $(4,036,614) $ (955,083)
                                          ===========  ============ ===========
Basic net income (loss) per share         $      0.05  $     (0.94) $    (0.23)
                                          ===========  ============ ===========
Shares used in computing basic net
income (loss) per share                     4,653,020     4,287,898   4,233,486
                                          ===========  ============ ===========

Diluted net income (loss) per share       $      0.04  $     (0.94) $    (0.23)
                                          ===========  ============ ===========
Shares used in computing diluted net
income (loss) per share                     5,075,715     4,287,898   4,233,486
                                          ===========  ============ ===========

     See accompanying notes to consolidated financial statements.

                            ClickAction Inc. and Subsidiary
                      Consolidated Statements of Stockholders' Equity
                        Years Ended December 31, 1998, 1997 and 1996


                                    Addit-                Retained     Total
         Preferred    Common        ioanl      Deferred Earnings     Stock-
          Stock       Stock         Paid-in    Compen- (Accumulated holders'
       Shares Amount  Shares Amount Capital    sation   Deficit)     Equity
-------------------------------------------------------------------------------
Balances as of December 31, 1995
       ---   ---  4,231,366 $4,232 $ 8,561,503 $ --- $1,104,515  $ 9,670,250
Exercise of stock options
       ---   ---      2,000      2         ---   ---       ---             2
Net loss
       ---   ---        ---    ---         ---   ---   (955,083)    (955,083)
      -----------------------------------------------------------------------
Balances as of December 31, 1996
       ---   ---  4,233,366 $4,234   8,561,503   ---    149,432  $ 8,715,169
Issuance of common stock
       ---   ---    218,100    218         ---   ---        ---          218
Exercise of stock options
       ---   ---      2,500      2       6,890   ---        ---        6,892
Net loss
       ---   ---        ---    ---         ---   --- (4,036,614)  (4,036,614)
     ------------------------------------------------------------------------
Balances as of December 31, 1997
      ---    ---  4,453,966 $4,454   8,568,393   --- (3,887,182)  $4,685,665
Issuance of common stock
      ---    ---     64,909     65      15,352   ---        ---       15,417
Issuance of preferred stock
  132,399   $132       ---     ---     299,868   ---        ---      300,000
Exercise of stock options
     ---    ---     223,084    223     427,030   ---        ---      427,253
Deferred compensation related to
officer stock bonus
     ---    ---         ---    ---     263,135 (263,135)    ---          ---
Amortization of deferred compensation
     ---    ---         ---    ---         ---   13,760     ---        13,760
Net income
     ---    ---         ---    ---         ---      ---  219,900      219,900
  ----------------------------------------------------------------------------
Balances as of December 31, 1998
  132,399 $132  4,741,959  $4,742 $9,573,778 $(249,375)$(3,667,282)$5,661,995
  ==============================================================================


     See accompanying notes to consolidated financial statements.

                            ClickAction Inc. and Subsidiary
                           Consolidated Statements of Cash Flows

                                                    Years Ended December 31,
                                            ----------------------------------
Cash flows from operating activities:         1998         1997       1996
                                            ----------  ------------ ---------
Net income (loss)                           $   219,900  $(4,036,614) $(955,083)
Adjustments to reconcile net income (loss)
  to net cash provided by (used for)
  operating activities:

 Depreciation and amortization                  771,621    2,117,859    658,478
 Amortization of deferred compensation           13,760         ----       ----
 Provisions for returns and doubtful accounts(1,149,196)     (57,002) 1,594,777
 Deferred income taxes                             ----      282,345    149,460
 Changes in operating assets and liabilities:
  Accounts receivable                        (1,726,321)      35,023    595,256
  Inventories                                   355,176      (24,645)  (147,623)
  Other assets                                  878,919     (199,001)  (667,438)
  Accounts payable                              273,850      123,270    (47,924)
  Deferred officers' compensation                  ----          ---    (52,922)
  Deferred income taxes                            ----      (25,388)      ----
  Accrued compensation                           (7,778)      75,985     46,323
  Deferred revenue                              599,006         ----       ----
  Other accrued liabilities                      81,191      364,146    238,766
                                              ---------   ----------  ---------
    Net cash provided by (used for)
    operating activities                        310,128   (1,344,023) 1,412,070
                                              ---------   ----------  ----------

Cash flows from investing activities:
  Additions to property and equipment          (125,149)     (55,520)  (234,838)
  Software production costs and other assets   (523,032)  (1,290,180)(1,253,117)
                                              ---------   ----------  ---------
    Net cash used for investing activities     (648,181)  (1,345,700)(1,487,955)
                                              ---------   ----------  ---------

Cash flows from financing activities:
  Proceeds from exercise of stock options       427,253        6,892          2
  Proceeds from the sale of common stock         15,417          218        ---
  Proceeds from the sale of preferred stock     300,000          ---        ---
                                              ---------   ----------  ---------
   Net cash provided by financing activities    742,670        7,110          2
                                              ---------   ----------  ---------
Net increase (decrease) in cash
and cash equivalents                            404,617   (2,682,613)   (75,883)

Cash and cash equivalents at
beginning of year                             5,035,828    7,718,441  7,794,324
                                            -----------  ----------- ----------
Cash and cash equivalents at end of year    $ 5,440,445  $ 5,035,828 $7,718,441
                                            ===========  =========== ==========

Noncash financing activities:
  Deferred compensation related to
  officer stock bonus                       $   263,135          ---        ---
                                            ===========  =========== ==========

     See accompanying notes to consolidated financial statements.

                           ClickAction Inc.

                 Notes to Consolidated Financial Statements

                 Years Ended December 31, 1998, 1997 and 1996

1.  Summary of Significant Accounting Policies

Nature of Business
ClickAction Inc. (formerly known as MySoftware Company) develops, manufactures and markets small business application programs and internet services. The Company sells its desktop products primarily through distributors and retail dealers. In addition, the Company's wholly-owned subsidiary, Market Home, provides email marketing services.

Principles of Presentation and Preparation
The accompanying consolidated financial statements include the accounts of ClickAction and its wholly-owned subsidiary, Market Home (herein and after Referred to as "the Company"). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Combination
On August 5, 1999, ClickAction issued 726,803 shares of its common stock in exchange for all outstanding common and preferred stock of Market Home. In addition, options to acquire Market Home common stock were exchanged for options to acquire 158,776 shares of ClickAction common stock. The business combination has been accounted for as a pooling-of-interests combination and accordingly the consolidated financial statements for period prior to the combination have been restated to include the accounts and results of operations of Market Home.

Revenue Recognition and Deferred Revenue
Effective January 1, 1998, the Company adopted Statement of Position (SOP) 97-2, Software Revenue Recognition. Under SOP 97-2 revenue from product sales is recognized when evidence of the arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is probable. The Company provides reserves for estimated returns of product sales to distributors and retail dealers and accrues for the estimated costs of providing customer support.

Under SOP 97-2, the Company is required to defer revenue related to certain promotional product offerings based on the relative fair value of undelivered products included in the promotional offering. As of December 31, 1998, the Company recorded approximately $599,000 of deferred revenue related to such promotional product offerings. The deferred revenue will be recognized as revenue by the Company upon delivery of the promotional products to end-users or upon expiration of the promotion, whichever occurs first.

Prior to 1998, the Company recognized revenue in accordance with SOP 91-1. Under SOP 91-1, revenue was recognized upon shipment of the product provided there were no remaining significant obligations and collection was probable. The Company provided reserves for estimated returns of product sales to distributors and retail dealers and accrued for estimated costs of providing customer support.

                          ClickAction Inc.
           Notes to Consolidated Financial Statements, Continued

Other Comprehensive Income or Loss
The Company has no items of other comprehensive income or loss.

Cash and Cash Equivalents
The Company considers all liquid instruments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents are stated at cost and consist primarily of money market securities. The carrying amount of cash and cash equivalents approximates fair value.

Inventories
Inventories, comprising finished goods and packaging materials, are stated at the lower of first-in, first-out cost or market.



Property and Equipment
Property and equipment, comprised primarily of computer equipment and furniture, are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

The Company reviews the recoverability of the carrying amount of its property and equipment assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In the event that facts and circumstances indicate that the carrying amount of assets may be impaired, an evaluation of recoverability would be performed and the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value is determined by reference to discounted future cash flows over the remaining useful life of the related asset.

Software Development Costs
In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes its internal software development costs after technological feasibility has been established. Such amounts to date have not been significant in its software development efforts. The Company typically expenses the development costs related to its internet services and system development.

The Company makes payments to third-party developers for software production costs. These payments are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a detailed design specification of the software and are amortized to cost of revenues during the period that the related product revenues are recognized. The ongoing assessment of the realizability of the costs requires considerable judgment related to anticipated future product revenues, estimted economic life, and changes in hardware and software technology. The capitalized amounts paid to third-party developers for the years ended December 31, 1998, 1997 and 1996 aggregated $523,032, $1,179,660 and $1,197,217, respectively. Accumulated amortization aggregated $1,466,846 as of December 31, 1998.

Amortization of these software production costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic lives of two years. Amortization expense for the years ended December 31, 1998, 1997 and 1996, aggregated $585,544, $1,986,143, and $538,390, of which a write-off of $1,296,000 of software production cost was included in 1997's expense. The write-off was related to certain products that are not strategic to the Company's future strategy.

                            ClickAction Inc.

Royalties
Royalties are accrued based on net sales pursuant to agreements with external software developers of software products published by the Company. Royalty costs, generally 2% of related revenues subject to certain maximum payment amounts, are included in cost of revenues.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with one financial institution. Management believes the financial risks associated with such deposits are minimal. Substantially all of the Company's accounts receivable are derived from sales to computer software distributors and retailers. Historically, the Company has not incurred material credit-related losses.

Income Taxes
Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Net Income (Loss) Per Share
Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and potential common stock using the treasury stock method, when dilutive.

Net income used to calculate basic net income (loss) per share was identical to net income used to calculate diluted per share for all years presented. Following is a reconciliation of the common shares used to calculate basic net income per share to the common shares used to calculate diluted net income per share for 1998, 1997, and 1996:


                                                  Years Ended December 31,
                                               ----------------------------
                                               1998       1997        1996
                                              ---------  ---------   --------
Weighted-average common shares used to
 calculate basic net income(loss) per share   4,653,020  4,287,898   4,233,486
Preferred stock (as converted)                   66,200        ---         ---
Stock options                                   356,495        ---         ---
                                              ---------  ---------   ---------
Weighted-average common shares used to
 calculate diluted net income(loss) per share 5,075,715  4,287,898   4,233,486
                                              =========  =========   =========

Market Home common and preferred shares are reported pursuant to the 13.7551 to 1 and 10.0704 to 1 exchange ratios, respectively, as specified in the July 2, 1999 merger agreement for all periods presented.

                              ClickAction Inc.

Excluded from the computation of diluted loss per share for 1997 and 1996 are options to acquire 1,036,700 and 558,757 shares, respectively, of common stock with weighted-average exercise prices of $2.91 and $3.51, respectively, because their effect would be anti-dilutive.

Stock-Based Compensation

The Company accounts for its stock option plans using the intrinsic value method. Deferred compensation is amortized ratably over the vesting period.

Fair Value of Financial Instruments

The fair value of the Company's cash, receivables, and accounts payable approximate the carrying amount due to the relatively short maturity of these items.


Disclosures About Segments of an Enterprise and Related Information

During 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. The Company determines its reportable segments based principally upon the type of products sold.

2.  Balance Sheet Components

      Accounts Receivable
        A summary of accounts receivable follows:

                                                            December 31,
                                                   ---------------------------
                                                        1998           1997
                                                   ------------    ------------
    Accounts receivable                            $  4,036,659    $  2,310,338
    Allowance for returns and  doubtful accounts     (  675,286)     (1,279,052)
                                                   ------------    ------------
                                                   $  3,361,373    $  1,031,286
                                                   ============    ============

     Other Current Assets

       Other current assets consisted of the following:

                                                            December 31,
                                                    ---------------------------
                                                         1998          1997
                                                    -------------  ------------
          Prepaid income taxes                              ----   $   958,151
          Other                                          132,523        60,938
                                                    -------------  ------------
                                                     $   132,523   $ 1,019,089
                                                    =============  ============


                              ClickAction Inc.

     Property and Equipment

       Property and equipment are as follows:

                                                             December 31,
                                                      --------------------------
                                                         1998           1997
                                                      ------------   -----------
          Computer equipment and purchased software    $  384,773    $  413,886
          Office equipment, furniture and fixtures        139,613       174,831
          Leasehold improvements                             ----         1,547
                                                       ----------    -----------
                                                          524,386       590,264
          Less accumulated depreciation and amortization (307,026)     (311,977)
                                                       ----------    -----------
                                                       $  217,360    $  278,287
                                                       ==========    ===========

     Other Assets

       Other assets consisted of the following:


                                                               December 31,
                                                        ------------------------
                                                           1998           1997
                                                        -----------   ----------
          Software production costs paid to third-party
          contractors, net of accumulated amortization   $  579,535    $ 642,047
          Deposits                                           39,730       32,084
                                                        -----------   ----------
                                                         $  619,265    $ 674,131
                                                        ===========   ==========



     Other Accrued Liabilities

       A summary of other accrued liabilities follows:

                                                         December 31,
                                                 ----------------------------
                                                      1998           1997
                                                 ------------   -------------
           Customer prepayments                   $   307,767    $    853,196
           Accrued advertising                        657,905         250,444
           Accrued technical support                   30,000         151,000
           Customer Deposit                           362,580         516,510
           Other                                      831,068         885,471
                                                  -----------    ------------
                                                  $ 2,189,320    $  2,656,621
                                                  ===========    ============


3.  Stockholders' Equity

Officer Stock Bonus
In June 1998, the Board of Directors granted a stock bonus of 60,000 shares of common stock, at no cost, to the Chief Executive Officer ("CEO"). Unvested shares are subject to a buy back provision and vest ratably over five years, with acceleration if certain performance conditions are achieved by the Company. The Company has recorded $263,135 as deferred compensation, which is being amortized ratably, over the vesting period. As the shares underlying the stock bonus had not been issued to the CEO as of December 31, 1998, the shares have been disclosed as outstanding stock options with a zero exercise price in the table below.

                       ClickAction Inc.

Stock Options
In September 1994, the Company granted five key employees an aggregate of 235,000 common stock options at an exercise price of $1.50 per share, the fair market value of the Company's common stock on the date of grant. These options vested ratably over three years and expire 10 years from the grant date.

The Company adopted the 1995 Equity Incentive Plan (the Plan) in April 1995, and reserved 1,000,000 shares thereunder. The Plan provides for the grant of incentive stock options to employees of the Company and for the grant of nonstatutory stock options to employees and consultants of the Company. The Board of Directors administers the Plan and has the discretion to grant stock options. Exercise prices may not be less than 100% and 85% of the fair market value at the date of grant for incentive options and nonstatutory options, respectively. Options granted under the Plan generally vest over four years and expire 10 years from the grant date. In 1998, the Company granted 544,522 options under the Plan.

The Company adopted the 1995 Nonemployee Directors' Plan in April 1995 and reserved 200,000 shares thereunder. The Nonemployee Directors' Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company at the fair market value of the common stock on the date of grant. The term of all options granted under the Nonemployee Directors' Plan may not exceed 10 years or the end of the director's status as director. In 1998, the Company granted 10,000 options under the Nonemployee Directors' Plan.

The Company adopted the 1998 Non-Officer Stock Option Plan (the "NOSOP") in November 1998 and reserved 215,000 shares thereunder. The NOSOP provides for the grant of non-qualified options to non-officer employees and consultants of
the Company.   The Board of Directors administers the NOSOP and has the
discretion to grant stock options. Exercise prices may not be less than 100% of the fair market value at the date of grant. Options granted under the NOSOP generally vest over four years and expire 10 years from the grant date. The Company granted 185,000 options under the NOSOP.

On September 12, 1996, the Company offered its employees a stock option repricing program that allowed employees to exchange on a one-for-one basis any options with an exercise price above the September 17, 1996 closing price of the MySoftware common stock, which was $4.00. As a result, 189,000 options were surrendered by eligible employees for repriced options. The vesting of the repriced options was extended by six months.

On November 16, 1998, the Company offered its employees a stock option repricing program that allowed employees to exchange on a one-for-one basis any options priced above $4.25 for options with an exercise price of $3.875 per share, which was the closing price of the MySoftware common stock on November 13, 1998. As a result, 135,500 options were surrendered by eligible employees for repriced options. The vesting of the repriced options was extended by six months.

                             ClickAction Inc.

In 1999, The Company adopted the Market Home 1997 Stock Option Plan ("Market Home Plan") through the Market Home acquisition. The Market Home Plan offered the grant of incentive and non-qualified options to employees and consultants of the Company. Options granted under the Market Home Plan generally vest over four years and expire 10 years from the grant date. The Company granted 9,450 and 81,178 shares, respectively in 1997 and 1998 under the Market Home Plan.

Market Home common stock options, converted to ClickAction options following the August 5, 1999 merger, the number and per share prices are reported pursuant to the 13.7551 to 1.0 exchange ratio as specified in the merger agreement for all periods presented.

The following table summarizes all stock option and stock bonus activities for the Company's stock option plans:


                                                      Shares        Weighted
                                                      under     average exercise
                                                      Option    price per share
                                                   -----------  ----------------
   Outstanding as of December 31, 1995               400,838        $  4.85

   Granted                                           380,450           4.68
   Expired or canceled                              (220,531)          7.96
   Exercised                                          (2,000)          4.00
                                                   ----------
   Outstanding as of December 31, 1996               558,757           3.51

   Granted                                           593,450           2.44
   Expired or canceled                              (103,557)          3.73
   Exercised                                         ( 2,500)          1.50
                                                   ----------
   Outstanding as of December 31, 1997             1,046,150           2.89

   Granted                                           821,178           3.65
   Expired or canceled                              (334,717)          4.30
   Exercised                                        (223,084)          1.95
                                                   ----------
   Outstanding as of December 31, 1998             1,309,527           3.16
                                                   ==========

   Available for grant at:
   December 31, 1998                                258,822
                                                   =========

                          ClickAction Inc.

The following table summarizes information about stock bonus and stock options outstanding as of December 31, 1998:


             Outstanding                          Exercisable
--------------------------------------   -------------------------------------
                         Weighted-Avg.    Weighted-                  Weighted-
Range of                   Remaining      Average                     Average
Exercise        Number    Contractual     Exercise      Number        Exercise
Price        Outstanding     Life          Price      Exercisable     Price
-----------  -----------  -----------     ---------   -----------    ---------
$   0.00         60,000    9.50 years      $  0.00          6,000     $  0.00
    0.28          9,450    8.75               0.28          2,951        0.28
    1.50         46,000    6.50               1.50         46,000        1.50
1.80 - 2.75     549,314    8.90               2.49        200,824        2.52
3.63 - 7.00     624,763    9.40               3.88        108,970        4.01
   12.25         20,000    6.83              12.25         15,833       12.25
              ---------                                ----------
$0.00-12.25   1,309,527    9.05            $  3.14        380,578      $ 3.17


The Company applies the intrinsic value method in accounting for its stock option plans and, accordingly, has not recognized compensation cost because the exercise price is equal to the fair market value of the underlying common stock on the date of grant. If the Company had elected to recognize compensation cost based on the fair value method as prescribed by SFAS No. 123, net income
(loss) and net income (loss) per share would have been changed to the pro forma amounts indicated in the table below (in thousands except per share amounts):


                                        1998            1997          1996
                                     ----------    -------------  ------------
       Net income (loss):
         As reported                 $ 219,900     $( 4,036,614)   $ ( 955,083)
         Pro forma                    (632,020)     ( 4,522,946)    (1,276,711)

       Basic net income (loss) per share:
         As reported                 $    0.05      $    ( 0.94)   $   ( 0.23)
         Pro forma                       (0.14)          ( 1.05)       ( 0.30)


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                  Expected dividend yield                -
                  Expected stock price volatility      50.00%
                  Risk-free interest rate            4.58 - 6.22%
                  Expected life of options             4 - 5 years

The weighted-average fair value of options granted during 1998, 1997, and 1996 was $1.80, $1.26, and $2.44 per share, respectively.


4.  Segment and Geographic Information

The Company is principally engaged in the development, marketing and manufacturing of small business application programs and Internet services. The Company's main products provide solutions for creating customized, professional-quality mailing lists, brochures, labels, business cards, invoices/estimates, and other marketing communications materials. The Company also markets annuity-based mailing products and services which complement the Company's existing mailing software products.

                          ClickAction Inc.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company has adopted in 1998.

The Company identifies such segments based principally upon the type of products sold. The accounting policies of these reportable segments are the same as those described for the consolidated entity. The Company evaluates the performance of its operating segments based on revenues, gross profit and segment operating income. The Company does not assess the performance of its segments on other measures of income or expense, such as depreciation and amortization, interest revenue and expense, income taxes or net income. In addition, as the Company's assets are primarily located in its corporate office in the United States and not allocated to any specific segment, the Company does not produce reports for or measure the performance of its segments based on any asset-based metrics. Therefore, segment information, is presented only for revenues and modified operating income.

The Company has not separately reported segment information on a geographic basis, as international sales represent less than 1% of net revenue for the year ended December 31, 1998.

The following segment information is provided for the years ended December 31, 1998, 1997 and 1996 (in thousands):


                                             Segment Information
                                   For the year ended December 31, 1998
                      ---------------------------------------------------------
                       Mailing  Mail     Other     New
                        Retail Annuity  Retail   Retail     OEM  Other   Total
                      -------- ------- -------- -------- ------- ------ --------
Net revenues         $ 2,254  $ 1,790  $ 4,820  $ 2,681 $ 2,088 $ 1,411 $15,044
Cost of revenues         705      253    1,335      800     388     720   4,201
                     -------  -------  -------  ------- ------- ------- --------
    Gross profit       1,549    1,537    3,485    1,881   1,700     691  10,843
Segment operating
expenses               1,521    1,371    1,640    1,099     813   1,432   7,876
                     -------  -------  -------  ------- ------- ------- --------
Segment profit (loss) $   28  $   166  $ 1,845  $   782 $   887 $  (741)  2,967
                     =======  =======  =======  ======= ======= ========
General and administrative expenses                                      (2,679)
Bonus expense not allocated to segments                                  (  270)
Interest income, net                                                        238
                                                                        --------
Income before taxes, as reported                                        $   256
                                                                        ========



                                            Segment Information
                                   For the year ended December 31, 1997
                         ---------------------------------------------------
                         Mailing    Mail     Other
                         Retail   Annuity   Retail     OEM      Other   Total
                        --------  -------- -------- --------  ------- --------
Net revenues            $ 2,338   $ 1,159  $ 6,552   $ 1,053   $ 1,251 $12,353
Cost of revenues          1,823       248    3,090       266       311   5,738
                        -------   -------  -------   -------   ------- -------
    Gross profit            515       911    3,462       787       940   6,615
Segment operating
expenses                  1,059       820    5,825       498       375   8,577
                        -------   -------  -------  --------   ------- -------
Segment profit (loss)   $  (544)  $    91  $(2,363) $    289   $   565  (1,962)
                        =======   =======  =======  ========   =======
General and administrative expenses                                     (2,191)
Restructuring charges                                                   (  193)
Interest income, net                                                       309
                                                                       --------
Loss before taxes, as reported                                         $(4,037)
                                                                       ========


                               ClickAction Inc.


                                               Segment Information
                                       For the year ended December 31, 1996
                     ---------------------------------------------------------
                     Mailing    Mail      Other
                      Retail   Annuity    Retail    OEM    Other      Total
                     --------  -------  --------  ------- --------  ----------
Net revenues         $ 2,764    $  559   $ 7,526   $ 548   $ 1,475   $ 12,872
Cost of revenues         884       214     2,271      26       556      3,951
                     -------    ------  --------  ------   -------   ---------
   Gross profit        1,880       345     5,255     522       919      8,921
Segment operating
expenses               2,009       337     5,053     466       395      8,260
                     -------    ------  --------  ------   -------   ---------
Segment profit(loss) $  (129)   $    8  $    202  $   56   $   524        661
                     =======    ======  ========  ======   =======
General and administrative expenses                                    (1,831)
Write-off of acquired technology                                        ( 255)
Interest income, net                                                      398
                                                                      --------
Loss before taxes, as reported                                        $(1,027)
                                                                      ========


The following is a brief summary of the types of products and services from which each segment derives its revenues:


Mailing Retail Products include software products and applications that were designed for mailing list management and sold through the direct retail channel.

Mail Annuity Products include annuity-based products that were designed to correct addresses on the consumers' data base to take advantage of postal savings and are sold directly to end-users.

Other Retail Products include all other marketing communication software products and applications that were sold through the direct retail channel.

New Retail Products include new retail products that were released in 1998 and are sold through the direct retail channel products.

OEM Products include sales of various products via the Original Equipment Manufacturing channel.

The segment operating expenses include all operating expenses except for general and administrative expenses and bonus expense which are not evaluated on a segment basis by the Company.

The following tables summarize sales to customers when sales to such customers exceeded 10% of revenues as well as the amounts due from these customers as a percentage of total gross accounts receivable.

                                                 Years ended December 31,
                                               ---------------------------
     Percentage of net revenues                1998        1997      1996
     ---------------------------------------------------------------------
    	Customer A                                 37%         37%       34%
    	Customer B                                 15%         20%       29%


                                ClickAction Inc.

                                                          December 31,
                                                       -----------------
     Percentage of total accounts receivable as of     1998         1997
     --------------------------------------------------------------------
       Customer A                                        56%         61%
       Customer B                                        17%         17%

5.  Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 are as follows:

                                            1998       1997       1996
                                          --------   ---------- ----------
            Income taxes:
             Current:
              Federal                      $20,774   $(282,345) $(221,459)
              State                          2,427         ---        ---
              Foreign                       13,426         ---        ---
                                           -------   ---------- ----------
                Total current               36,627    (282,345)  (221,459)
                                           -------   ---------- ----------
             Deferred:
              Federal                          ---     282,345     43,482
              State                            ---         ---    105,977
                                           -------   ---------  ---------
                 Total deferred                ---     282,345    149,459
                                           -------    ---------  ---------
             Total income tax expense
             (benefit)                     $36,627    $    ---  $ (72,000)
                                           =======   =========  ==========

The following table reconciles the expected corporate federal income tax expense (benefit) computed by multiplying the Company's income (loss) before income taxes by 34% to the Company's reported income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996:

                                                 1998        1997        1996
                                              ---------  ------------ ----------
Expected income tax expense (benefit) 	       $  87,219  $(1,372,449) $(349,208)
State income taxes, net of federal tax effect     2,154          ---     70,473
Change in valuation allowance                   (99,981)     284,553    281,600
Research and development tax credits                ---          ---    (83,711)
Unutilized losses                                   ---    1,029,478        ---
Non-deductible expenses                          13,035       57,890        ---
Foreign withholding tax                          13,426          ---        ---
Other                                            20,774          528      8,846
                                              ---------  -----------  ----------
Actual income tax expense (benefit)           $  36,627  $       ---  $ (72,000)
                                              =========  ===========  ==========

                            ClickAction Inc.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1998 and 1997 are as follows:


                                               1998            1997
                                           -----------     ------------
        Deferred tax assets:
          Accrual and reserves              $  811,923       $1,340,235
          Net operating loss carryforward    1,065,861          489,843
          Tax credit carryforwards             679,434          468,533
                                            ----------       ----------
           Total gross deferred tax assets   2,557,218        2,298,611
          Less valuation allowance           2,557,218        2,298,611
                                            ----------       ----------
              Net deferred tax assets       $      ---       $      ---
                                            ==========       ==========

The net change in the total valuation allowance for the year ended December 31, 1998 was an increase of $258,607. The Company's accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a 100% valuation allowance was required, management primarily considered such factors as the Company's history of operating losses, the nature of the Company's deferred tax assets prior carryback years. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence.

As of December 31, 1998, the Company has federal and California net operating loss carryforwards of approximately $2,722,000 and $2,404,000, respectively, which expire in various years through 2018 and 2003, respectively. The Company also has federal and California research and development tax credit carryforwards of approximately $365,000 and $259,000, respectively. The federal credits expire between 2010 and 2018. The Company also has federal minimum tax credit and foreign tax credit carryforwards of approximately $38,000 and $18,000, respectively. The foreign tax credit expires between 2002 and 2003.

Included in gross deferred tax assets above is approximately $235,000 related to stock option compensation for which the benefit, when realized, will be recorded directly to stockholders' equity.

6.       Commitments

Leases
The Company has entered into agreements to lease its facilities under certain non-cancelable operating leases extending through 2000. Future minimum lease commitments under these leases are as follows:

                        Year ending December 31,
                        -----------------------
            1999        $ 523,161
            2000          163,707
                        ---------
                        $ 686,868
                        =========


                       ClickAction Inc.

Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $501,023, $419,815, and $263,000, respectively. During 1998, the Company entered into non-cancelable operating sublease agreements for its San Francisco office and a portion of its Palo Alto office. The Company received operating sublease revenues of $123,000 in 1998. The total future minimum lease payments to be received under these non-cancelable operating subleases are approximately $70,764, which are not reflected in the above table.


Bonus Plan
During 1998, the Company instituted a new bonus plan to replace the previous profit sharing plan. The Company's contributions to its employee bonus plan are made at the Company's discretion. Contributions to the bonus plan amounted to $401,607 for the year ended December 31, 1998.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by ClickAction in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.


Registration fee	                       $ 2,788.15
Legal fees and expenses.	                20,000.00
Accounting Fees and Expenses	            20,000.00
Miscellaneous                             2,500.00
Nasdaq Additional Listing fee	            7,268.00
                                        -----------
Total	                                  $ 52,556.15
                                        ===========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation law ClickAction has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our By-laws require us to indemnify our directors and executive officers, and permit us to indemnify our other officers, employees and other agents, to the extent permitted by Delaware law. Under our By-laws, indemnified parties are entitled to indemnification for negligence, gross negligence and other wise to the fullest extent permitted by law. The By-laws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

  We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. We also maintain an insurance policy for our directors and executive officers insuring against certain liabilities arising in their capacities as such.

ITEM 16.  EXHIBITS

(a)  Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
----------        --------------------------------------------------------------
  2.1*            Agreement and Plan of Merger and Reorganization, dated as of
                  July 2, 1999, among MySoftware Company, MyMarket Acquisition
                  Corp., MarketHome, and the shareholders of MarketHome.

  4.1 Escrow Agreement, dated as of August 5, 1999, among MySoftware Company, Norwest Bank Minnesota, National Association, as Escrow Agent, and Jim Williams as shareholders' agent.

  4.2 Registration Rights Agreement, dated as of August 5, 1999 among MySoftware Company, MarketHome and the shareholders of MarketHome.

  5.1             Opinion of Cooley Godward LLP.

  23.1            Consent of KPMG LLP.

  23.2            Consent of Cooley Godward LLP.  Reference is made to
                  Exhibit 5.1.

  24.1            Power of Attorney is contained on the signature page hereto.
__________

*	Previously filed with Registrant's Current Report on Form 8-K (file No.
000-26008), filed August 19, 1999.

ITEM 17.  UNDERTAKINGS.

  (a)  Rule 415 offerings.

  The undersigned registrant hereby undertakes:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)	to include any prospectus required by section 10(a)(3) of the
      Securities Act;

  (ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

  (iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

  (2)	That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)	to remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)  Filings incorporating subsequent Exchange Act documents by reference.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e)  Incorporated annual and quarterly reports.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (h)  Request for acceleration of effective date.

  (1)	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (i) Registration Statement Permitted by Rule 430A

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, ClickAction duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on January 31, 2000.

                               CLICKACTION INC.

                            /S/ Gregory W. Slayton
                           ------------------------
                              Gregory W. Slayton
                      President, Chief Executive Officer
                                 and Director

                              POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory W. Slayton and Sharon Chiu and each or any one of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                        TITLE                          DATE
----------------------- ----------------------------------- --------------------

/s/ Gregory W. Slayton	  President, Chief Executive Officer  January 31, 2000
----------------------   and Director (Principal Executive
Gregory W. Slayton       Officer)


/s/ Sharon Chiu	         Vice President, Chief Financial
----------------------   Officer and Secretary (Principal    January 31, 2000
Sharon Chiu              Financial and Accounting Officer)


/s/ David P. Mans        Director                            January 31, 2000
----------------------
David P. Mans


/s/ Edward Neihaus       Director                            January 31, 2000
----------------------
Edward Neihaus


/s/ John K. Katsaros     Director                            January 31, 2000
----------------------
John K. Katsaros


/s/ Donald F. Wood       Director                            January 31, 2000
----------------------
Donald F. Wood


/s/ Emerick M. Woods     Director                            January 31, 2000
----------------------
Emerick M. Woods


/s/ Howard Love          Director                            January 31, 2000
----------------------
Howard Love

                               INDEX TO EXHIBITS

ITEM 16.  EXHIBITS

(a)  Exhibits.

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
---------   -----------------------------------------------------------------
  2.1*      Agreement and Plan of Merger and Reorganization, dated as of
            July 2, 1999, among MySoftware Company, MyMarket Acquisition
            Corp., MarketHome, and the shareholders of MarketHome.

  4.1 Escrow Agreement, dated as of August 5, 1999, among MySoftware Company, Norwest Bank Minnesota, National Association, as Escrow Agent, and Jim Williams as shareholders' agent.

  4.2 Registration Rights Agreement, dated as of August 5, 1999 among MySoftware Company, MarketHome and the shareholders of MarketHome.

  5.1       Opinion of Cooley Godward LLP.

  23.1      Consent of KPMG LLP.

  23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

  24.1      Power of Attorney is contained on the signature page hereto.
__________

*	Previously filed with Registrant's Current Report on Form 8-K (file No.
  000-26008), filed August 19, 1999.

                                                                   EXHIBIT 4.1
                               ESCROW AGREEMENT

  THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of August 5, 1999 by and among MYSOFTWARE COMPANY, a Delaware corporation ("Parent"), JIM WILLIAMS, as Shareholders' Agent pursuant to Section 10.1 of the below-defined Merger Agreement ("Shareholders' Agent"), and Norwest Bank Minnesota, National Association (the
"Escrow Agent"; which term shall also include any successor agent appointed in accordance with Section 9 hereof).

                                  RECITALS
  A.	Parent, MyMarket Acquisition Corp., a California corporation
("Merger Sub") and MarketHome, a California corporation (the "Company") have entered into an Agreement and Plan of Merger and Reorganization dated as of July 2, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent, and the Merger Shareholders will receive shares of common stock of Parent.

  B.	The Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of the Merger Shareholders under the Merger Agreement.

  C.	By virtue of the approval by the Merger Shareholders of the
Company of the Merger Agreement, the Merger Shareholders have appointed the Shareholders' Agent as their agent and attorney-in-fact, to act on their behalf to the extent set forth in Section 9 of the Merger Agreement.

                                   AGREEMENT

  The parties, intending to be legally bound, agree as follows:

  Section 1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Merger Agreement, a copy of which is attached hereto.
Section 2. ESCROW AND INDEMNIFICATION.

  2.1 Escrowed Shares to be Placed in Escrow Account. On the date hereof, Parent shall issue and deliver to the Escrow Agent certificates registered in the name of each of the Merger Shareholders for that number of shares of Parent Common Stock set forth opposite such Merger Shareholder's name on Exhibit A (the "Holdback Shares") with stock powers executed in blank and medallion guaranteed by each of such Merger Shareholders attached thereto. The Escrow Agent shall acknowledge receipt of such certificates in writing to Parent and the Shareholders'Agent. The Holdback Shares, together with any stock dividends or stock distributions or any securities of Parent issued in respect thereof that are excluded from the Merger Shareholders' gross income under Section 305(a) of the Internal Revenue Code (including, without limitation, any shares issued pursuant to any stock dividend, stock split, reverse stock split, combination or reclassification thereof that are excluded from the Merger Shareholders' gross income under Section 305(a) of the Internal Revenue Code) shall become part of, and are hereinafter referred to collectively as, the "Escrowed Shares"). The Escrow Agent shall establish a segregated account (the "Escrow Account") at its office located at its address set forth in Section 10(b) in which to hold the Escrowed Shares. The Escrow Account shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.
The Escrow Agent agrees to accept delivery of the Escrow Account and to hold the Escrow Account in escrow (the "Escrow"), subject to the terms and conditions of this Agreement.

  2.2 Indemnification. Pursuant to the Merger Agreement the Escrowed Shares shall be used to compensate and reimburse each of Parent and the other Indemnitees for indemnifiable claims as set forth therein. The Escrow Account shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement and the reimbursement of expenses of the Shareholders' Agent as provided in, and to the extent allowed by, the Merger Agreement and this Agreement.

  2.3 	Shareholder Rights.

       (a) Except as expressly provided otherwise herein, each Merger Shareholder shall at all times retain and have the full and absolute right to exercise all voting and consensual rights with respect to the Escrowed Shares owned by such Merger Shareholder; provided, however, that the Merger Shareholders shall have no right to transfer, pledge or encumber or otherwise dispose in any manner whatsoever any Escrowed Shares that are held in the Escrow Account.

       (b) The Escrow Agent shall be under no duty to preserve, protect or exercise rights in the Escrowed Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform such duties on its part as are expressly set forth in this Agreement, except that it will, at the written request of the Shareholders' Agent given to the Escrow Agent at least five (5) business days prior to the date on which the Escrow Agent is requested therein to take any action, deliver to the Shareholders' Agent a proxy or other instrument in the form supplied to it by the Shareholders' Agent for voting or otherwise exercising any right of consent with respect to any of the Escrowed Shares held by it hereunder. The Escrow Agent will not be responsible for authenticating the right of the Merger Shareholders to exercise voting or consent-giving authority in respect of Escrowed Shares held by it hereunder.

  2.4 Dividends, Etc. Parent and Shareholders' Agent agree among themselves, for the benefit of Parent and the Escrow Agent, that any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares that are excluded from the Merger Shareholders' gross income under Section 305(a) of the Internal Revenue Code shall not be distributed to the record owners of such Escrowed Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Unless and until the Escrow Agent shall actually receive such cash, securities or other property, it may assume without inquiry that the Escrowed Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any

Escrowed Shares are required to be released from the Escrow Account to an Indemnitee pursuant to this Agreement, any cash, securities or other property previously received by the Escrow Agent in exchange for such Escrowed Shares shall be released from the Escrow to such Indemnitee. At the time any Escrowed Shares are required to be released from the Escrow Account to a Merger Shareholder pursuant to this Agreement, any cash, securities or other property previously received by the Escrow Agent in respect for or in exchange for such Escrowed Shares shall be released from the Escrow to such Merger Shareholder.

  2.5 Transferability. The interests of the Merger Shareholders in the Escrow Account and in the Escrowed Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such transfer.

  2.6 Fractional Escrowed Shares. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow pursuant to this Agreement. In connection with any release of Escrowed Shares from the Escrow Account, Parent and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. When shares are "rounded down", no cash-in-lieu payments need to be made.

Section 3. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

  3.1 If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9.2 of the Merger Agreement, such Indemnitee may, on or prior to the first anniversary of the date hereof (the "Termination Date"), deliver a claim notice (a "Claim Notice") to the Shareholders' Agent and to the Escrow Agent. Each
Claim Notice shall state that such Indemnitee believes in good faith that there is or has been a breach of a representation, warranty or covenant contained in the Merger Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under the Merger Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered
(the "Claimed Amount").

  3.2 Within twenty (20) business days after receipt by the Escrow Agent of a Claim Notice or such longer period of time as shall be consented to by Parent in its discretion (the "Response Notice Period"), the Shareholders' Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the Shareholders' Agent: (i) agrees that a whole number of Escrowed Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow
Account to the Indemnitee; (ii) agrees that Escrowed Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount
(the "Agreed Amount") may be released from the Escrow Account to the Indemnitee or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent prior to the expiration of the Response Notice Period, then the Shareholders' Agent shall be deemed to have agreed that Escrowed Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

  3.3 If the Shareholders' Agent delivers a Response Notice agreeing that Escrowed Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if the Shareholders' Agent does not deliver a Response Notice in accordance with Section 3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Escrow Agent has not received a Response Notice, promptly following the expiration of the Response Notice Period, deliver to such Indemnitee such Escrowed Shares.

  3.4 If the Shareholders' Agent delivers a Response Notice agreeing that Escrowed Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrowed Shares having a Stipulated Value equal to the Agreed Amount.

  3.5 If the Shareholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Shareholders' Agent shall resolve such dispute, such resolution shall be binding on all of the Merger Shareholders and a settlement agreement shall be signed by the Indemnitee and the Shareholders' Agent and sent to the Escrow Agent, who shall, upon receipt thereof, release Escrowed Shares from the Escrow Account in accordance with such agreement.

  3.6 If the Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within ten (10) business days after the expiration of the Response Notice Period, then the claim described in the Claim Notice shall be settled by binding arbitration in the San Francisco office of Judicial Arbitration Mediation and Service/Endispute ("JAMS"). The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the selection of the arbitrator and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the selection of the arbitrator. The parties further agree that discovery shall be completed at least twenty (20) business days prior to the date of the arbitration hearing. The final decision of the arbitrators shall be furnished to the Shareholders' Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Merger Shareholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable legal fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this
Section 3(f), the non-prevailing party shall be deemed to be the Indemnitee if it is entitled to recover less than 50% of the Contested Amount; otherwise it shall be the Merger Shareholders'.

  3.7 The Escrow Agent shall release Escrowed Shares from the Escrow Account in connection with any Contested Amount within five (5) business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(f) setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.

  Section 4. RELEASE OF ESCROWED SHARES. The Escrow Agent is not the stock transfer agent for Parent Common Stock. Any distribution of all or a portion of the Escrowed Shares in the Escrow Account to the Merger Shareholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Exhibit A. If the Escrow Agent becomes obligated to transfer to an Indemnitee, the Shareholders' Agent or any Merger Shareholder, any Escrowed Shares in accordance with the terms of this Agreement, the Escrow Agent shall deliver certificates representing such shares together with a completed stock power to such Indemnitee, the Shareholders' Agent or Merger Shareholder, as the case may be, or to their respective designee. Parent agrees to issue, or cause its transfer agent to issue, one or more certificates representing each Merger Shareholder's pro rata portion of the Escrowed Shares and to deliver such certificates or to cause its transfer agent to deliver such certificate to each respective Merger Shareholder at the address set forth on the transfer agent's books and records or, at the request of the Merger Shareholder, and upon submission of evidence satisfactory to Parent of such designation, to deliver such certificate to the Merger Shareholder's designee. Within ten (10) business days after the Termination Date, the Escrow Agent shall distribute or Parent shall cause the stock transfer agent for Parent Common Stock to distribute to each of the Merger Shareholders in accordance with the preceding sentences of this
Section 4; provided, however, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrowed Shares having a Stipulated Value equal to 110% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved.

  Section 5.  VALUATION OF ESCROWED SHARES, ETC.

  5.1 Stipulated Value. For purposes of this Agreement, the "Stipulated Value" of each Escrow Share shall be deemed to be equal to $16.92.

  5.2 Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of Parent Common Stock or other property pursuant to Section 2(c) hereof. In the event of any such stock split or other similar occurrence, Parent shall deliver to the Shareholders' Agent and the Escrow Agent a revised version of Exhibit A setting forth the new number of Escrowed Shares held in the Escrow Account. Unless and until the Escrow Agent receives the certificates representing additional shares of Parent Common Stock or other property pursuant to Section 2(c), the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrowed Shares.

  5.3 Exclusive Remedy. Subject to Section 9.3 of the Merger Agreement, from and after the Closing, the Escrowed Shares shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages for any inaccuracy in or breach of any representation or warranty contained in the Merger Agreement.

  Section 6. FEES AND EXPENSES. Upon the execution of this Agreement by all parties hereto and the initial deposit of the Escrowed Shares in the Escrow Account, fees and expenses, in accordance with Exhibit B attached hereto, will be payable to the Escrow Agent. This annual Escrow Agent fee will cover the first twelve months of the escrow. In accordance with Exhibit B attached hereto, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses including those of its counsel, incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

  Section 7.  LIMITATION OF ESCROW AGENT'S LIABILITY.

  7.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

  7.2 Parent hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Parent.

  Section 8. TERMINATION. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow
Agent of all of the Escrowed Shares in accordance with this Agreement; provided, however, that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrowed Shares released in accordance with this Agreement.

  Section 9. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) calendar days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the Shareholder's Agent (which consent shall not be unreasonably withheld or delayed). If a successor Escrow
Agent is not appointed with the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. The Escrow Agent shall act in accordance with written instructions from Parent and the Shareholders' Agent as to the transfer of the Escrow Account to a successor escrow agent.

  Section 10. MISCELLANEOUS.

     (a) Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     (b) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed given (i) when received by the addressee if delivered personally or sent by nationally recognized overnight courier, (ii) when received by the addressee if sent by registered or certified mail, return receipt requested and postage prepaid, or (iii) when sent by telecopier, provided that a confirmation copy thereof is sent the same day by postage prepaid U.S. mail to Parent, the Shareholders' Agent or the Escrow Agent at the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent to:
                 MySoftware Company
                 2197 E. Bayshore Road
                 Palo Alto, CA  94303
                 Attention: David Mans
                 Facsimile: (650) 325-0873

If to Shareholders' Agent to:

                 Trilogy Asset Management, Inc.
                 550 Hartz Avenue, Suite 200
                 Danville, CA  94526
                 Attention:  Jim Williams
                 Facsimile:  (925) 855-9429

If to Escrow Agent to:
                 Norwest Bank Minnesota, National Association
                 Routing Number: N9303-120
                 Sixth and Marquette
                 Minneapolis, MN 55479-0069
                 Attn:  Rogene Pendleton
                 Phone:  (612) 667-2245
                 Fax:  (612) 667-9825

     (c) Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     (e) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (f) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Merger Shareholder may assign its rights under this Agreement without the express prior written consent of Parent, provided, however, that (i) upon the death of a Merger Shareholder, such Merger Shareholder's rights under this Agreement shall be transferred to the person(s) who receive such Merger Shareholder's Escrowed Shares under the laws of descent and distribution, and (ii) a Merger Shareholder may assign its rights under this Agreement to any organization qualified under Section 501(c)(3) of the Internal Revenue Code to which such Merger Shareholder transfers Escrowed Shares or in connection with an estate planning transaction. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Merger Shareholders, Parent, the Shareholders' Agent, the Escrow
Agent and the respective successors and assigns, if any, of the foregoing.

     (g) Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person;
and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     (h) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Shareholders' Agent; provided, however, that, if an amendment affects a right or creates an obligation of the Escrow Agent, such amendment shall not become effective unless consented to in writing by the Escrow Agent.
Any amendment duly executed and delivered by the Shareholders'
Agent shall be deemed to have been duly executed and delivered by all of the Merger Shareholders.

     (i) Severability. In the event that any provision of this Agreement, or the application of any such provision to any party hereto or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     (j) Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Merger Shareholders and their respective successors and assigns, if any.

     (k) Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     (l) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     (m) Tax Reporting Information and Certification of Tax Identification Numbers.

        (i) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrowed Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable in equal shares to the Merger Shareholders of the Company in accordance with their percentage interests in the Escrow Account.

        (ii) Parent and, by virtue of the approval by the Merger Shareholders of the Company of the Merger Agreement, each of the Merger Shareholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms
W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax
Reporting Documentation") to the Escrow Agent within thirty (30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

     (n) Construction.

        (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (o) Investment of Cash Pending Distribution. Any cash received by the Escrow Agent pursuant to Section 2(c) or otherwise for inclusion in the Escrow Account shall be invested by the Escrow Agent (i) in the U.S. Treasury Money Market Fund or (ii) in another money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested in obligations issued or guaranteed by the United States government, jointly chosen by Parent and the Shareholders' Agent confirmed in writing and reasonably acceptable to the Escrow Agent.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                 MYSOFTWARE COMPANY

                                 /s/ MySoftware Company
                                 ----------------------------


                                 SHAREHOLDERS' AGENT:

                                 /s/ Jim Williams
                                 ----------------------------
                                 JIM WILLIAMS


                                 ESCROW AGENT

                                 Norwest Bank Minnesota, National Association
                                 /s/ Norwest Bank Minnesota, N.A.
                                 --------------------------------------------

                                EXHIBIT A


NAME           NUMBER OF                  PERCENTAGE OF ESCROWED SHARES
-----          ESCROWED SHARES            -----------------------------
               ---------------

                                  EXHIBIT B
                          ESCROW FEES AND EXPENSES

                                                                   EXHIBIT 4.2





                              MYSOFTWARE COMPANY

                        REGISTRATION RIGHTS AGREEMENT

                               AUGUST 5, 1999

                              MYSOFTWARE COMPANY

                        REGISTRATION RIGHTS AGREEMENT


  THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of the 5th day of August, 1999, by and among MYSOFTWARE COMPANY, a Delaware corporation (the "Parent"), and the shareholders of MARKETHOME, a California corporation (the "Company") listed on the signature page hereto (collectively, the "Shareholders" and, each individually, a "Shareholder").

                                   RECITALS

  WHEREAS, pursuant to and in accordance with that certain Agreement and Plan of Merger and Reorganization dated as of July 2, 1999, by and among Parent, MY MARKET ACQUISITION CORP., a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub"), the Company and certain shareholders of the Company (the "Merger Agreement"), the Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

  WHEREAS, the Shareholders hold shares of the Company's Common Stock and/or Preferred Stock and shall receive shares of Parent Common
Stock upon consummation of the Merger pursuant to the Merger Agreement, in exchange for their shares of the Company's Common Stock or Preferred Stock, as applicable;

  WHEREAS, the parties set forth on Exhibit A of the Merger Agreement (the "Shareholders"), as a condition of completion of the Merger, have requested that the Parent extend to the Shareholders registration rights, information rights and other rights as set forth below;

  NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Merger Agreement, the parties mutually agree as follows:

GENERAL

  1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities
Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Parent with the SEC.

  "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

  "Public Offering" means a firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

  "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

  "Registrable Securities" means (a) Common Stock of the Parent issued or issuable to Shareholders pursuant to the Merger Agreement in exchange for the Company's Common Stock or Preferred Stock; and (b) any Common Stock of the Parent issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

  "Registrable Securities then outstanding" shall mean the total number of shares of the Parent's Common Stock that are Registrable Securities as of the date of determination.

  "Registration Expenses" shall mean all expenses incurred by the Parent in complying with Sections 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Parent, fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Parent which shall be paid in any event by the Parent).

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

  "Shares" shall mean the Parent's Common Stock issued pursuant to the Merger Agreement and held by the Shareholders and their permitted assigns.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

  2.1 Restrictions on Transfer.

     (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

        (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

        (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Parent of the proposed disposition and shall have furnished the Parent with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Parent, such Holder shall have furnished the Parent with an opinion of counsel, reasonably satisfactory to the Parent, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Parent will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

        (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests,
(B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder's family members or a trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if the transferee were an original Holder hereunder.

     (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE PARENT HAS RECEIVED AN OPINION OF COUNSEL OR OTHER WRITTEN EVIDENCE SATISFACTORY TO THE PARENT AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     (c) The Parent shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Parent) or, in the case of a transfer made pursuant to Rule 144, other written evidence, reasonably acceptable to the Parent to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

     (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Parent of an order of the appropriate blue sky authority authorizing such removal.

     (e) Each Holder severally and not jointly represents and warrants to the Parent as follows:

        (i) Holder Bears Economic Risk. Holder is capable of evaluating the merits and risks of its investment in the Parent and has the capacity to protect its own interests. Holder must bear the economic risk of this investment indefinitely unless the Registrable
Securities are registered pursuant to the Securities Act, or an exemption from registration is available.

        (ii) Acquisition for Own Account. Holder is acquiring the Registrable Securities for Holder's own account for investment only, and not with a view towards their distribution in violation of the Securities
Act.

        (iii) Holder Can Protect Its Interest. Holder represents that by reason of its, or of its management's, business or financial experience, Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Merger Agreement. Further, Holder is aware of no publication of any advertisement in connection with the transactions contemplated in the Merger Agreement.

        (iv) Accredited Investor. Holder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

        (v) Residence. If the Holder is an individual, then the Holder resides in the state or province identified in the address of the Holder set forth on Exhibit A; if the Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of the Holder in which its investment decision was made is located at the address or addresses of the Holder set forth on Exhibit A.

  2.2 Piggyback Registrations. If the Parent at any time proposes for any reason to file a registration statement under the Securities Act for purposes of a public offering of securities of the Parent (including, but not limited to, registration statements relating to a secondary offering of securities of the Parent, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act), it shall at least fifteen (15) days prior to the filing give written notice to the Holders of Registrable Securities and will afford each such Holder an opportunity to include in such registration up to twenty-five percent (25%) of the Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement up to twenty-five percent (25%) of the Registrable Securities held by such Holder shall, within ten (10) days after the above-described notice from the Parent, so notify the Parent in writing (the "Participation Notice"). The Participation Notice shall state the number of Registrable Securities to be included in the registration statement and the intended method of disposition of the Registrable Securities by such Holder. If a Holder fails to timely notify the Parent by returning the Participation Notice

(in which case, such Holder shall be deemed to have elected not to include any of such Holder's Registrable Securities in such registration statement) or the Participation Notice specifies less than the entire twenty-five percent (25%) of such Holder's Registrable Securities (the amount of such deficiency with respect to all Holders being referred to herein as the "Shortfall"), then the Parent shall so notify all other Holders of Registrable Securities of the number of shares constituting the Shortfall and each Holder shall, within five (5) days after such notice from the Parent, notify the Parent of any desire to include additional Registrable Securities in such registration statement. Such other Holders of Registrable Securities shall have the right to include in the registration statement up to the number of Registrable Securities constituting, in the aggregate, the Shortfall (determine pro rata based on the number of Registrable Securities held by each Holder that desires to include shares to make up the Shortfall or such other method as may be agreed upon by all Holders entitled to make up the Shortfall). Any Holder electing not to include the full number of shares which such Holder is entitled to include in the registration statement shall nevertheless continue to have the right to include Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein. Parent may in its sole discretion offer all or certain of the Holders the opportunity to include additional Registrable Securities in such registration; provided, however, that in no event shall any Holder have an obligation to do so. This Section 2.2 shall terminate on the first anniversary of the date hereof.

     (a) Underwriting. If the registration statement under which the Parent gives notice under this Section 2.2 is for an underwritten offering, the Parent shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Parent. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Parent; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Parent (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Parent for its own account to be included in the registration and underwriting. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders below twenty-five percent (25%) of the Registrable Securities held by each Holder (or such lesser number as each Holder notifies Parent of its intent to include in such registration) without the written consent of Holders of not less than fifty percent (50%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Parent and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

     (b) Right to Terminate Registration. The Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Parent in accordance with Section 2.4 hereof.

  2.3 Form S-3 Registration. In the event that the Parent has not completed a Public Offering (or Public Offerings) prior to
December 15, 1999 in which each Holder has been offered the opportunity and has elected to sell an aggregate total of fifty percent (50%) of the Registrable Securities such Holder received pursuant to the Merger Agreement (it being agreed that this Section 2.3 shall apply even if such Holder was offered, but declined, an opportunity to include an aggregate of fifty percent (50%) of such Holder's Registrable Securities in a registration statement pursuant to
Section 2.2), then the Parent will:

     (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all Holders of Registrable Securities; and

     (b) file by the later to occur of (i) the expiration of the market stand-off period pursuant to Section 2.13 hereof if the applicable underwriting agreement prohibits the filing of a registration statement during such market stand-off period, or (ii) December 31, 1999, a shelf registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement pursuant to Rule 415 under the Securities Act (or any successor rule to Rule 415) and any related qualification or compliance with respect to fifty percent (50%) of the Registrable Securities received by such Holder or Holders pursuant to the Merger Agreement minus any shares of such Holder's or Holders Registrable Securities registered pursuant to Section 2.2 (including, for purposes of this calculation, but subject to a limitation of twenty five percent (25%) of the Registrable Securities held by each Holder, shares which such Holder was offered but elected not to include in a registration under Section 2.2) prior to December 15, 1999 (the "S-3 Shares") together with all such qualifications and compliances as would permit or facilitate the sale and distribution of the S-3 Shares. The Parent agrees that any Holder may increase the number of such Holder's S-3 Shares to include S-3 Shares which another Holder is entitled to register under this Section 2.3 but elects not to do so
(a "Non-Participating Holder") provided that such Holder provides the Parent with an irrevocable waiver signed by the Non-Participating Holder, which waiver shall state that the Non-Participating Holder is waiving all rights under this Section 2.3 and assigning such rights to the Holder(s) named in such waiver with respect to all or a specified portion of the Registrable Shares held by such Non-Participating Holder. Notwithstanding the foregoing, the Parent shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

        (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders (provided that Parent shall be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 as soon as practicable if Form S-3

(or any successor or similar form) subsequently becomes available for such offering by the Holders), or

        (ii) if the Registrable Securities which the Holders elect to include in such registration, together with any other securities of the Parent which the holder thereof is entitled to include in such registration and any securities that the Parent elects to include in such registration, have an aggregate price to the public of less than One Million Dollars ($1,000,000), or

        (iii) if, on or prior to December 31, 1999, the Parent shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Parent stating that in the good faith judgment of the Board of Directors of the Parent, it would be seriously detrimental to the Parent and its shareholders for such Form S-3 registration to be effected at such time (a "Board Certificate"), in which event the Parent shall have the right to defer the filing of the Form S-3 registration statement until such time as the filing of such Form
S-3 registration would not be seriously detrimental to the Parent and its shareholders, but in no event shall the Parent have the right to defer such filing beyond March 31, 2000 (the "Deferral Period") and, unless such registration has been effected, the Parent shall provide the Holders with updated Board Certificates dated January 31, 2000 and February 29, 2000; or

        (iv) in any particular jurisdiction in which the Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     (c) Parent shall not be required to effect more than one registration pursuant to this Section 2.3.

  2.4 Holders Rights Subject to Affiliate Agreements. If any Holder has executed an Affiliate Agreement in connection with the Merger Agreement, then such Holder's rights under this Agreement shall be subject to such Holder's obligations pursuant to such Affiliate Agreement.

  2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 of this Agreement shall be borne by the Parent. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.3 of this Agreement shall be borne by the holders of securities so registered pro rata on the basis of the number of shares so registered; provided however, that if Parent sells any shares in such Registration, Parent shall bear its pro rata portion of Registration Expenses incurred in connection therewith. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

  2.6 Obligations of the Parent. Whenever required to effect the registration of any Registrable Securities, the Parent shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety
(90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

     (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

     (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     (e) Cause all such Registrable Securities to be approved for listing (subject to notice of official issuance) on the Nasdaq National Market.

     (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.
Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

     (g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any Holder of Registrable Securities, the Parent will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     (h) Use its best efforts to furnish to each Holder, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Parent for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and the Holders and (ii) a letter dated as of such date, from the independent certified public accountants of the Parent, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and the Holders.

  2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect after the second anniversary of the date hereof. In addition, a Holder's registration rights shall expire the earlier of such time as
(i) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period, or (ii) at least fifty percent (50%) of such Holder's Registrable Securities have been disposed of pursuant to a registration statement filed pursuant to Section 2 of this Agreement.

  2.8 Delay of Registration; Furnishing Information.

     (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

     (b) It shall be a condition precedent to the obligations of the Parent to take any action pursuant to Section 2.2 or 2.3 that the selling
Holders shall furnish to the Parent such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     (c) The Parent shall have no obligation with respect to any registration requested pursuant to Section 2.3 if the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Parent's obligation to initiate such registration as specified in Section 2.3.

  2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3:

     (a) To the extent permitted by law, the Parent will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange
Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Parent: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities

Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Parent will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Parent, which consent shall not be unreasonably withheld, nor shall the Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

     (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Parent, each of its directors, its officers and each person, if any, who controls the Parent within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Parent or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Parent or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

     (c) Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

     (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

     (e) The obligations of the Parent and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

  2.10 Assignment of Registration Rights. The rights to cause the Parent to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock' splits and combinations); provided, however, (i) the transferor shall, within twenty (20) days after such transfer, furnish to the Parent written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

  2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parent and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Parent. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

  2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Parent shall not, without the prior written consent of the Holders of sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Parent that would conflict with or impair the registration rights granted to the Holders hereunder.

  2.13 "Market Stand-Off" Agreement; Agreement to Furnish Information.
If requested by the Parent and an underwriter of the Parent's Common Stock (or other securities), each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Parent held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Parent not to exceed ninety (90) days following the effective date of a registration statement of the Parent filed under the Securities Act; provided that all officers and directors of the Parent enter into similar agreements.

  Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Parent or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Parent or the representative of the underwriters of Common Stock (or other securities) of the Parent, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Parent or such representative in connection with the completion of any public offering of the Parent's securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the furore. The Parent may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said ninety (90) day period.

  2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit: the sale of the Registrable Securities to the public without registration, the Parent agrees to use its best efforts to:

     (a) At all times, make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;

     (b) File with the SEC, in a timely manner, all reports and other documents required of the Parent under the Exchange Act; and

     (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Parent as to its compliance with the reporting requirements of said Rule 144 of the

Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Parent; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

  2.15 Sales through Designated Market Makers. In connection with any sale of Registrable Securities pursuant to Section 2.3, each Holder agrees to effect such sale through a "market maker" (as such term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934) designated by the Parent, provided that the Parent has designated at least two such market makers and provided that such market makers use their good faith efforts to effect all sales as directed by the applicable Holder. The parties agree that the initial market makers shall be First Security Van Kasper and Volpe Brown Whelan & Company. The Parent agrees to notify each Holder in writing at least fifteen (15) days prior to any change in the initial market makers.

SECTION 3. MISCELLANEOUS

  3.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

  3.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated by this Agreement and the Merger Agreement. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Parent pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Parent hereunder solely as of the date of such certificate or instrument.

  3.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Parent of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Parent may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

  3.4 Entire Agreement. This Agreement, the Exhibits hereto, the Merger Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

  3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

  3.6 Amendment and Waiver.

     (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Parent and the holders of at least fifty percent (50%) of the Registrable
Securities.

     (b) Except as otherwise expressly provided, the obligations of the Parent and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least fifty percent (50%) of the Registrable Securities.

  3.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Parent under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

  3.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient;
If not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

  3.9 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

  3.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

  3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

              MYSOFTWARE COMPANY,
               a Delaware corporation

                  /s/ David Mans
                  -------------------------
                  David Mans
                  Chairman of the Board

                  /s/ Jim Williams
                  -------------------------
                  JIM WILLIAMS

                  /s/ David Hehman
                  -------------------------
                  DAVID HEHMAN

                  /s/ Bozena Ivanshenko
                  -------------------------
                  BOZENA IVANSHENKO

                  /s/ Serge Ivanshenko
                  -------------------------
                  SERGE IVANSHENKO

                  TRILOGY ASSET MANAGEMENT, INC.,
                  GENERAL PARTNER OF TRILOGY LIMITED, LP


                  Signature:/s/ Trilogy Asset Management, Inc.


                  PETERSON VENTURES I, L.L.C.


                  Signature:/s/ Peterson Ventures I, L.L.C.


                  LOVE CAPITAL PARTNERS, L.P.


                  Signature:/s/ Love Capital Partners, L.P.


                  SLAYTON CAPITAL


                  Signature:/s/ Slayton Capital

                  ROBERTSON STEPHENS EMERGING GROWTH PARTNERS L.P.


                  Signature:/s/ Robertson Stephens Emerging Growth Partners L.P.


                  INTERACTIVE MINDS VENTURES L.P.


                  Signature: /s/ Interactive Minds Ventures L.P.


                  /S/ Carl Nichols
                  -------------------------
                  CARL NICHOLS


                  /s/ Gregory W. Slayton
                  -------------------------
                  GREGORY W. SLAYTON


                  /s/ Stuart A. Knowles
                  -------------------------
                  STUART A. KNOWLES

                  /s/ Howard Love
                  -------------------------
                  HOWARD LOVE

                                                                   EXHIBIT 5.1
January 31, 2000
                                                                JAMES C. KITCH
                                             (650) 843-5027 kitchjc@cooley.com

ClickAction Inc.
2197 East Bayshore Road
Palo Alto, California 94303

Ladies and Gentlemen:

  You have requested our opinion with respect to certain matters in connection with the filing by ClickAction Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 363,402 shares of the Company's common stock, $.001 par value
(the "Shares"), to be sold by certain stockholders as described in the Registration Statement. Defined terms used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

  In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

  On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP


By:	/s/ James C. Kitch
   -------------------
    James C. Kitch

                                                                  EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
ClickAction Inc. and subsidiary

We consent to the inclusion in the registration statement dated January 31, 2000 on Form S-3 of ClickAction Inc. of our report dated January 31, 2000, relating to the consolidated balance sheets of ClickAction Inc (formerly known as MySoftware Company) and subsidiary as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.


                                      /s/ KPMG LLP
                                   ------------------
Mountain View, California
January 31, 2000